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                                                                      EXHIBIT 5


                      [BASS, BERRY & SIMS PLC LETTERHEAD]


                                  July 2, 1998


Genesco Inc.
1415 Murfreesboro Road, Suite 490
Nashville, Tennessee  37217

         Re:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as your counsel in connection with your preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission covering the resale by certain securityholders of up to $103,500,000 aggregate principal amount of 5-1/2% Convertible Subordinated Notes due 2005 (the "Notes") of Genesco Inc. (the "Company") and shares of Company Common Stock, par value $1.00 per share, issuable upon conversion of the Notes (the "Conversion Shares"). The Notes were originally issued by the Company pursuant to an Indenture, dated as of April 9, 1998 (the "Indenture"), by and between the Company and United States Trust Company of New York, as trustee.

         In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that:

                  1. The Notes have been validly issued and constitute binding obligations of the Company, subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, and other similar laws relating to or affecting the rights of creditors, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, and the possible unavailability of specific performance, injunctive relief, and other equitable remedies), regardless of whether considered in a proceeding at law or in equity.

                  2. The Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be duly authorized, validly issued, fully paid, and nonassessable.


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Genesco Inc.
July 2, 1998
Page 2

         We express no opinion herein other than as to the federal law of the United States and the law of the State of Tennessee. For purposes of the opinion number 1 above, we have assumed that the laws of the State of Tennessee (rather than New York, the parties' express choice) would govern the Indenture and the Notes. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of any changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                Very truly yours,



                                /s/ Bass, Berry & Sims PLC